Exhibit 5.1

Akerman LLP One Southeast Third Avenue Suite 2500 Miami, FL 33131-1714 Tel: 305.374.5600 Fax: 305.374.5095

August 13, 2014

Catalyst Pharmaceutical Partners, Inc.

355 Alhambra Circle

Suite 1500

Coral Gables, FL 33134

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Catalyst Pharmaceutical Partners, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of up to 4,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) to be issued pursuant to restricted stock grants, stock option awards and other equity awards (“Awards”) granted or to be granted under the Company’s 2014 Stock Incentive Plan (the “2014 Plan”), together with the associated preferred stock purchase rights for Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Rights”), issuable pursuant to the Rights Agreement, dated as of September 20, 2011 (the “Rights Agreement”), between the Company and Continental Stock Transfer and Trust Company, as rights agent.

In connection with this opinion letter, we have examined the Registration Statement and such corporate records, documents, instruments and certificates of public officials and of the Company that we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinion set forth below.

This opinion letter is being furnished in accordance with the requirements of Item 601 of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or implied beyond the opinions expressly so stated.

akerman.com

Catalyst Pharmaceutical Partners, Inc.

August 13, 2014

With your permission, we have made and relied upon the following assumptions, without any investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions: (i) all corporate records furnished to us by the Company are accurate and complete; (ii) the Registration Statement filed by the Company with the Commission are identical to the forms of the documents that we have reviewed; (iii) all statements as to factual matters that are contained in the Registration Statement (including the exhibits to the Registration Statement) are accurate and complete; (iv) the Company will at all times reserve a sufficient number of shares of its unissued common stock as is necessary to provide for the issuance of the Shares; and (v) with respect to documents that we reviewed in connection with this opinion letter, all documents submitted to us as originals are authentic, all documents submitted to us as certified, facsimile or photostatic copies conform to the originals of such documents, all such original documents are authentic, the signatures on all documents are genuine, and all natural persons who have executed any of the documents have the legal capacity to do so.

Based upon the foregoing, and subject to the further assumptions and qualifications set forth herein, it is our opinion that the Shares (and related Rights) have been duly authorized, and that when the Shares are issued upon full payment therefor in accordance with the terms of the 2014 Plan, the Shares will be validly issued, fully paid and nonassessable shares of the Company’s common stock, and that the Related Rights, when issued in accordance with the Rights Agreement, will be validly issued preferred stock purchase rights of the Series A Junior Participating Preferred Stock.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal laws of the United States and the Delaware General Corporation Law. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares and associated Rights will be issued in compliance with all applicable state securities or blue sky laws.

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the rights at some future time based on the facts and circumstances existing at that time. This opinion assumes the members of the board of directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a Rights Agreement or of Rights issued thereunder would result in invalidating such Rights in their entirety.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressly so stated. Without limiting the generality of the foregoing, we

Catalyst Pharmaceutical Partners, Inc.

August 13, 2014

neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated herein with respect to the Shares and the Rights.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement to be filed by the Company with the Commission. We further consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Akerman LLP

AKERMAN LLP